Exhibit 99.1

Monarch Bank Announces Major Growth,

Greatly Expands New Mortgage Operation

CHESAPEAKE, Va., July 12, 2007 – Monarch Bank (Nasdaq:MNRK) officially announced the expansion of its mortgage operations and a new name for the company. The new name is Monarch Mortgage, which replaced the previous trade name of Monarch Home Funding. The company’s new headquarters is located in the Reflections Office Park in Virginia Beach, and will continue to operate out of offices in Chesapeake and Norfolk.

The new Company will be led by mortgage veterans Ted Yoder, President and Will Morrison, Chief Operating Officer. Yoder and Morrison have over 35 years of combined mortgage and banking experience. They built successful community bank mortgage companies at First Coastal Bank and Resource Bank within Virginia. Most recently at Resource Mortgage, Yoder and Morrison led a talented group of mortgage lenders who produced over $1 billion in residential closings annually.

In May 2007, following the recent acquisition of Resource Bank by Fulton Financial of Lancaster, Pennsylvania, a $14.7 billion bank holding company, Yoder and Morrison decided to leave Resource Bank and join Monarch Bank. They were excited about working again for a small local community bank, and with the challenges of leading and building another successful mortgage company.

Ted Yoder is past president of the Tidewater Mortgage Bankers Association and is currently on the Board of Directors of the Tidewater Homebuilders Association. Will Morrison is a former Bank Chief Credit Officer and has been the Chief Operating Officer of two successful mortgage companies for over the past 15 years.

Yoder said he and Morrison “plan to build Monarch Mortgage into one of Virginia’s largest premier mortgage companies with a short term goal of one billion in sales.” Morrison commented that “we chose Monarch because it is a well run organization with strong earnings and is very growth-oriented. Monarch cares about every employee and puts them first!”

Monarch Bank’s President and CEO, William “Tree” Rountree commented that he was elated to have Yoder and Morrison in the Monarch family; “I have known Ted and Will for many years and hold them in the highest regard as successful mortgage bankers who can build a strong mortgage team.”

Rountree said that a large mortgage company is a natural for Monarch because “we want to diversify and increase sources of fee (non-interest) income. In addition, we are currently structured as asset-sensitive, and in a falling rate environment, when loan income is falling due to lower rates, the mortgage activity is a natural hedge, as mortgage companies usually perform better under those circumstances.”

Rountree also stated that Monarch wanted to build up its Mortgage Operation at a time when there is less mortgage activity, because it is easier to attract the good producers than during a refinance bonanza when everyone has a strong book of business and does not want to leave. “By expanding Monarch Mortgage now”, Rountree commented, “we will be well positioned for the future.” Rountree stated that Monarch Mortgage now has offices in Chesapeake, Norfolk and Virginia Beach. “This year we also hope to open new mortgage offices in Northern Virginia and Maryland. In future years, we want to open offices in the Outer Banks of North Carolina, Newport News, Williamsburg, Richmond and Charlotte. We have contacts in each of these markets.”

Monarch Mortgage offers a full range of mortgage and home equity products including FHA, VA, VHDA, conventional and construction-permanent mortgage loans.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and three offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (www.monarchbank.com). Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in BI Investments, LLC (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH FINANCIAL HOLDINGS, INC.

Date: July 18, 2007	/s/ Brad E. Schwartz
Brad E. Schwartz, Executive Vice President
Chief Financial & Operating Officer

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